J.P. Morgan International Equity Fund
Supplemental Proxy Information

A Joint Special Meeting of Shareholders of the J.P. Morgan Family of Funds was held on August 20, 1998. Each of the applicable funds voted in favor of adopting the following proposals, therefore, the results are aggregated for the Trust unless otherwise specified. The meeting was held for the following purposes:

1. To elect a slate of five Trustees to hold office for a term of unlimited duration subject to the current retirement age of 70.
2a. To approve the amendment of the Fund's investment restriction relating to diversification of assets.
2b. To approve the amendment of the Fund's investment restriction relating to concentration of assets in a particular industry.
2c. To approve the amendment of the Fund's investment restriction relating to the issuance of senior securities.
2d. To standardize the borrowing ability of the Fund to the extent permitted by applicable law.
2e. To approve the amendment of the Fund's investment restriction relating to underwriting.
2f. To approve the amendment of the Fund's investment restriction relating to investment in real estate.
2g. To approve the amendment of the Fund's investment restriction relating to commodities.
2h. To approve the amendment of the Fund's investment restriction relating to lending.
2i. To approve the reclassification of the Fund's other fundamental restrictions as nonfundamental.
3. To approve the reclassification of the Fund's investment objective from fundamental to nonfundamental.
4. To approve a new investment  advisory agreement of the Fund.
5. To amend the Declaration of Trust to provide  dollar-based  voting rights.
6. To ratify the selection of independent accountants, PricewaterhouseCoopers
LLP.

  The results of the proxy solicitation on the above matters were as follows:

    Directors/Matter                                                   Votes for        Votes against     Abstentions

1.    Frederick S. Addy                                                2,692,335,831      18,884,648           --
     William G. Burns                                                  2,692,395,937      18,824,542           --
     Arthur C. Eschenlauer                                             2,691,798,990      19,421,489           --
     Matthew Healey                                                    2,692,393,425      18,827,054           --
     Michael P. Mallardi                                               2,692,488,290      18,732,189           --
1.    Amending of Investment Restrictions:
     a.  Relating to diversification of assets                             5,088,267        185,839           113,444
     b.  Relating to concentration of assets                               5,088,257        185,839           113,444
     c  .Relating to issuance of senior securities                         8,088,257        185,839           113,444
     d.  Relating to borrowing                                             5,079,705        194,391           113,444
     e.  Relating to underwriting                                          5,088,257        185,839           113,444
     f.  Relating to investment in real estate                             5,086,759        187,337           113,444
     g.  Relating to commodities                                           5,084,116        189.980           113,444
     h.  Relating to lending                                               5,084,116        189,980           113,444
     i.   Reclassification of other restrictions as nonfundamental         5,088,071        185,839           113,630
3.   Reclassification of investment objectives                             5,077,354        190,019           120,168
4.   Investment advisory agreement                                         5,135,682        185,839           113,744
5.   Dollar-based voting rights                                        2,645,059,081     16,807,551        47,376,755
6.   Independent accountants, PricewaterhouseCoopers LLP               2,682,031,391      4,303,418        24,885,671
